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                                                                    Exhibit 10.2



             EXECUTIVE OFFICER (OTHER THAN CEO) SEVERANCE AGREEMENT

                                                     [DATE]



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Dear __________:

Reference is made to the agreement between us, dated ___________, 20__, ("Prior Agreement"), setting forth the benefits to be provided to you in the event of the termination of your employment upon the circumstances therein specified. Upon your execution of a counterpart of this letter, the Prior Agreement shall be deemed amended and, as so amended, is restated in its entirety to read as hereinafter set forth.

AK Steel Corporation ("AKS" of "Company"), since its formation, has established itself as a strong competitor in the steel industry. Continuity of the management of AKS is a critical factor to the continued growth and success of AKS. As an executive officer of AKS, you will have the opportunity as outlined in Section A ("Severance Section") of this Executive Officer Severance Agreement ("Agreement") to receive severance benefits if your employment with the Company ends under certain circumstances. AKS provides this severance benefits opportunity because the Board of Directors ("Board") of AK Steel Holding Corporation ("Holding"), of which AKS is a wholly-owned subsidiary, believes it is in the best interest of Holding and AKS to reinforce and encourage the continued attention and dedication of executive officers to their assigned duties.

As an executive officer of AKS, you will be involved in decision-making processes in your area of responsibility which involve AKS's proprietary and confidential information. You will also have access and exposure to other confidential competitive AKS information. Therefore, because of your involvement with and access to proprietary and confidential information and in exchange for AKS's agreement to provide you with the severance benefits opportunities set out in this Agreement, you agree to be bound by the executive responsibilities set forth in Section B of this Agreement ("Executive Responsibilities Section").

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This Agreement establishes time limits for bringing claims for severance benefits under this Agreement ("Severance Claims") and any claims or controversies arising out or relating to your employment relationship with AKS or the termination of that relationship ("Employment Claims"), excluding claims for workers' compensation and unemployment compensation benefits and excluding the Company's right to seek injunctive or other equitable relief to enforce the terms of the Executive Responsibilities Section. The Agreement also provides that Severance Claims and Employment Claims must be resolved through the arbitration process set forth in this Agreement.

A.   Severance

     1.   Providing of Severance Benefits

          Holding shall cause AKS to provide and AKS shall provide to you the benefits set forth in the Severance Section if your employment with AKS (including for the purposes hereof, its subsidiaries and Affiliates, as hereinafter defined) is terminated during the term of the Severance Section as provided herein.

     2.   Purpose

          The Severance Section establishes severance benefits opportunities relating to the termination of your employment with AKS for reasons other than: (i) your voluntary retirement; (ii) your becoming totally and permanently disabled under the AKS long-term disability plan or policy; or (iii) your death. The Severance Section supersedes any and all prior severance agreements or severance provisions within agreements with AKS or any predecessor business, as well as all other AKS severance plans, policies and practices, except to the extent incorporated or restated herein. Subject to the foregoing, neither the termination of your employment nor anything contained in the Severance Section shall have any affect upon your rights under (i) any tax-qualified "pension benefit plan", as such term is defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA");
          (ii) any "welfare benefit plan" as defined in ERISA, including by way of illustration and not limitation, any medical, surgical or hospitalization benefit coverage or long-term disability benefit coverage; or (iii) any non-qualified deferred compensation arrangement, including by way of illustration and not limitation, any non-qualified pension plan or deferred compensation plan.

     3.   Termination of Employment

          The date upon which the termination of your employment becomes effective


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               is hereinafter referred to as the "Date of Termination." The period between the date of notice of termination and the Date of Termination is referred to as the "Notice Period." AKS may relieve you of your employment duties upon the giving of any notice of termination or at any time during any Notice Period; provided, however, during such Notice Period or the balance thereof, you shall continue to receive your full salary and Employment Benefits (as defined in Section A(6)(b) below). This Severance Section provides you with benefits in the event of the termination of your employment during the term of the Severance
               Section in accordance with the following paragraphs.

          (a)  Involuntary Termination Without Cause

               AKS may terminate your employment without Cause (as defined in Section A(3)(b) below), but only upon written notice given to you by AKS not less than thirty (30) days prior to the Date of Termination. From and after the Date of Termination, pursuant to this Section A(3)(a), you shall be entitled to those benefits provided under Sections A(4) and A(8) as applicable.

          (b)  Involuntary Termination For Cause

               AKS may terminate your employment for Cause, but only upon written notice, specifying the facts or circumstances constituting such Cause, which notice may be given on or at any time prior to the Date of Termination. For the purposes of this Section A(3)(b), "Cause" means a willful engaging in gross misconduct materially and demonstrably injurious to AKS. "Willful" means an act or omission in bad faith and without reasonable belief that such act or omission was in or not opposed to the best interests of AKS. From and after your Date of Termination, pursuant to this Section A(3)(b), you shall be entitled to those benefits provided under Section A(7).

          (c)  Voluntary Termination Without Good Reason

               You may voluntarily terminate your employment without Good Reason (as defined in Section A(3)(d) below), but only upon written notice given to AKS by you not less than thirty (30) days prior to the Date of Termination. From and after the Date of Termination, pursuant to this Section A(3)(c), you shall be entitled to those benefits provided under Sections A(7) and A(8) as applicable.

          (d)  Voluntary Termination For Good Reason

               You may voluntarily terminate your employment for Good Reason (as herein defined), but only upon written notice, specifying the facts or circumstances


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               constituting such Good Reason, given to AKS by you at least thirty (30) days prior to the Date of Termination and not more than sixty (60) days following the occurrence of the circumstances constituting such Good Reason. For the purposes of this Section A(4)(d), "Good Reason" shall mean the occurrence, without your express written consent, of any of the following circumstances (unless, in the case of clauses (i), (v), (vi), (vii) or (viii) below, such circumstances are fully corrected prior to the Date of Termination specified in the notice of termination):

               (i) the assignment to you of any duties inconsistent with your position within AKS or a significant adverse alteration in the nature or status of the responsibilities of your employment;

               (ii) a reduction by AKS in your annual base salary, but no such reduction shall be effective with respect to your benefits under Section A(4) if you have given timely notice pursuant to this Section A(3)(d);

              (iii) a requirement by AKS that you be based anywhere other than the principal executive offices of AKS except for required travel on AKS business to an extent substantially consistent with customary business travel obligations;

               (iv) the failure of AKS to pay to you any portion of your
                    compensation within seven (7) days of the date such compensation is due;

               (v) the failure of AKS, at any time within 24 months following the occurrence of a Change In Control (as defined in Section A(6)(c) hereof), to continue in effect any compensation plan in which you participated immediately prior to such Change In Control, which plan is material to your total compensation, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure of AKS to continue your participation in such compensation plan (or in such substitute or alternative plan) on a basis not materially less favorable to you, both in terms of the amount of benefits provided and the level of your participation relative to other participants, than that existing immediately prior to such Change In Control;

               (vi) any material reduction, except to the extent permitted by
                    Section A(6)(b) hereof, in your Employment Benefits;

              (vii) the failure of AKS to obtain a satisfactory agreement from any successor corporation to assume and agree to perform this



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                    Agreement, as contemplated in Section D(5) hereof; or

             (viii) any purported termination of your employment by AKS that is not effective in compliance with the provisions of Sections A(3)(a) or A(3)(b) hereof, as the case may be.


               If you give notice of termination for Good Reason, then, during the Notice Period (which shall not exceed 60 days), your full base salary and Employment Benefits shall be the same as in effect prior to the occurrence of the circumstances constituting such Good Reason, subject to the right of AKS to make changes to your Employment Benefits to the extent permitted by Section A(6)(b). From and after the Date of Termination, pursuant to this Section A(3)(d), you shall be entitled to those benefits provided under Sections A(4) and A(8) as applicable.

          (e)  Voluntary Termination After Change In Control

               You may voluntarily terminate your employment, with or FF without Good Reason, during the thirty (30)-day period immediately following the six (6)-month anniversary of a Change In Control, but only upon written notice given to AKS by you during such thirty (30)-day period specifying the Date of Termination which, unless otherwise agreed by you and AKS, shall not be less than thirty (30) days nor more than sixty (60) days following the end of such thirty (30)-day period. From and after the Date of Termination, pursuant to this Section A(3)(e), you shall be entitled to those benefits provided under Sections A(4) and A(8) as applicable.

4.   Special Severance Benefits

     (a) If your employment with AKS is involuntarily terminated by AKS without Cause in accordance with Section A(3)(a), you voluntarily terminate your employment for Good Reason in accordance with Section A(3)(d), or you voluntarily terminate your employment after a Change In Control in accordance with Section A(3)(e), then the Company will pay you, regardless of whether or not you execute a release of claims, severance pay equal to your base salary, less applicable tax withholdings and deductions, for a period of six (6) months from your Date of Termination. The aggregate base salary payable in accordance with this Section A(4)(a) shall be paid to you in a single, undiscounted, lump sum payment within ten (10) days following the Date of Termination unless you have requested, in writing, at any time prior to your Date of Termination to receive such payments of your base salary in regular monthly payments.

     (b)  If your employment with AKS is involuntarily terminated by AKS without


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          Cause in accordance with Section A(3)(a), you voluntarily terminate your employment for Good Reason in accordance with Section A(3)(d), or you voluntarily terminate your employment after a Change In Control in accordance with Section A(3)(e), and you sign a release of all claims against Holding, AKS, and AKS's subsidiaries and Affiliates which is acceptable to AKS ("Release of Claims"), then you shall be entitled, in addition to those benefits provided for at Section A(4)(a), to the following benefits, less applicable tax withholdings and deductions:

          (i) Severance pay equal to your base salary shall be paid for an additional period beyond the six (6) month period paid pursuant to Section A(4)(a) of (1) thirty (30) months, if the notice of your termination is given within 24 months after the occurrence of a Change In Control or (2) eighteen (18) months, if the notice of termination is given at any time other than within 24 months after the occurrence of a Change In Control (hereafter, the total thirty-six (36) month period or twenty-four (24) month period, as applicable, under Section A(4)(a) and A(4)(b)(i) will be referred to as "Severance Pay Period"). The aggregate thirty (30) months or eighteen (18) months of additional base salary payable in accordance with this Section A(4)(b)(i) shall be paid to you in a single, undiscounted, lump sum payment within ten (10) days following the effective date of the Release of Claims unless you have requested, in writing, at any time prior to the effective date of the Release of Claims to receive payments of your base salary in regular monthly payments.

          (ii) (1) Within ten (10) days following the effective date of the Release of Claims, you will receive a lump-sum payment equal in amount to the result obtained by application of the following formula: P = (x) times (y) times (z), where:


               P       =        the lump-sum payment;

               (x)     =        twelve times your monthly base salary;

               (y)     =        the fraction obtained by dividing your
                                annual incentive compensation
                                which was paid or is payable to you for the immediately preceding calendar year by your actual base salary for such year; and

               (z)     =        3.0 (if the notice of your termination is given
                                within 24 months after the occurrence of a



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                                Change In Control, or 2.0 (if the notice of your
                                termination is given at any time other than within 24 months after the occurrence of a Change in Control).

               (2) Within ten (10) days following the later of the effective date of the Release of Claims or the date that payment is made to active employees of AKS, you shall receive a pro-rata payment of the annual incentive payment you would have received for the year in which your Date of Termination occurs. Such payment shall be: (A) pro-rated based upon your Date of Termination and (B) determined without giving effect to any contrary provision of the applicable incentive plan, and without giving effect to any reduction in such annual incentive payment that could result from any amendment to or termination of such annual incentive plan or a reduction in your level of participation in connection with a Change In Control. For purposes of this calculation, a termination for Good Reason under Section A(3)(d) or after a Change In Control under Section A(3)(e) shall not be considered a voluntary termination under the annual incentive plan. If the plan is amended or terminated subsequent to a Change In Control such that a pro-rated payment cannot be calculated, then you shall receive the maximum payment, at your level of participation prior to the Change In Control, pro-rated based upon your Date of Termination.


               (3) Without giving effect to any contrary provision of the applicable long-term incentive plan, you shall receive: (A) payment for the prior year's performance under the plan at the same time as all other participants receive such payments, but no earlier than the effective date of the Release of Claims, and (B) an additional amount equal to the amount in (A) within sixty (60) days following the later of the effective date of the Release of Claims or your Date of Termination. If the amount in (A) has not yet been paid as of the later of the effective date of the Release of Claims or your Date of Termination, you shall receive an amount equal to two times the amount in (A) at the next long-term incentive payment date or within sixty (60) days of your Date of Termination, whichever is earlier. For purposes of this calculation, a termination for Good Reason under Section A(3)(d) or after a Change In Control under Section A(3)(e) shall not be considered a voluntary



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                    termination under the long-term incentive plan. Such payment shall be determined without giving effect to any reduction in such long-term incentive payment that could result from any amendment to or termination of such plan or a reduction in your level of participation in connection with a Change
                    In Control. If the plan is amended or terminated such that no calculation of the payment in (A) above for the prior year's performance can be made, then you shall receive twice the maximum payment in cash, at your level of participation prior to the Change In Control, in full payment of the amounts in (A) and (B) above.

         (iii) Notwithstanding any provision to the contrary in the AK Steel Holding Corporation Stock Incentive Plan as amended or any other similar plan of AKS or Holding (each, a "Plan"), or under the terms of any grant, award agreement or form for exercising any right under the Plan, you shall have the right:

               (1) to exercise any stock option awarded to you under the Plan without regard to any waiting period required by the Plan or award agreement (but subject to a minimum six month holding period from the date of award and any restrictions imposed by law) from the effective date of the Release of Claims until the first to occur of the third anniversary of your Date of Termination or the date the award expires by its terms, and

               (2) to the absolute ownership of any shares of stock granted to you under the Plan, free of any restriction on your right to transfer or otherwise dispose of the shares (but subject to a minimum six month holding period from the date of grant and any restrictions imposed by law), regardless of whether entitlement to the shares is contingent or absolute by the terms of the grant; and Holding and AKS shall take such action as soon as practicable after the effective date of the Release of Claims as is necessary or appropriate to eliminate any restriction on your ownership of, or your right to sell or assign, any such shares; or AKS shall pay you, in exchange for such shares, no later than ten (10) days after the effective date of the Release of Claims, an amount in cash equal to the greatest aggregate market value of the shares during the Notice Period.


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                    You agree, for a period of six (6) months after your
                    Termination Date, to continue to comply with all AKS and Holding policies and directives related to trading in Holding stock which were in effect prior to your notice of termination. If your compliance with such policies and directives precludes you from exercising any stock options or selling any shares of stock described in paragraphs (1) and (2) above for a period of more than sixty (60) days from the first day of your Notice Period, then AKS will pay you in cash the difference between the average share price during the Notice Period and, if less, the actual share price received by you at the time of sale provided you have completed such sale within sixty (60) days from your first opportunity to do so. The average sale price during the Notice Period will be determined by averaging the highest share price and the lowest share price during the Notice Period. Any such differential payment will be paid to you within thirty (30) days after you provide written notice to AKS requesting such payment, but no earlier than the effective date of the Release of Claims. Such notice is to be directed to the attention of the Secretary of AKS and contain the relevant stock transaction dates and actual share price information.

               (iv) During the Severance Pay Period your Employment Benefits shall be continued, subject to the right of AKS to make any changes to your Employment Benefits permitted in accordance with Section A(6)(b); provided, however, that you shall not:

                    (1) accumulate vacation pay for periods after the Date of Termination;

                    (2) qualify during the Severance Pay Period for sickness and accident, salary continuation, and long-term disability plan benefits if you are not eligible for these benefits on the Date of Termination;

                    (3) be eligible to continue to make contributions to any Internal Revenue Code ` 401(k) plan maintained by AKS or qualify for a share of any employer contribution made to any tax-qualified defined contribution plan; or

                    (4) be eligible to accumulate service for pension plan purposes; and

                    provided, further, that if, during the Severance Pay Period, you are eligible to receive life insurance, medical, hospital and other health

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                    insurance benefits ("Life and Health Insurance") either
                    based upon employment with another employer or based upon benefits available to you as a retiree of another employer, the obligations of AKS to continue to provide you with Life and Health Insurance shall be limited solely to those benefits necessary to assure that, together with the corresponding benefits provided to you under any other plans, you receive total benefits comparable to those to which you were entitled at the Date of Termination. You must report to the Vice President, Human Resources of AKS your eligibility for another employer's active or retiree Life and Health Insurance within ten (10) days after becoming eligible.

               (v) You shall qualify for full COBRA health benefit continuation coverage upon the expiration of the Severance Pay Period.

               (vi) You shall be entitled, at no cost to you, to up to twelve
                    (12) months of full executive outplacement assistance with an agency selected by AKS.

          (c) You shall receive payment of your benefit under the AK Steel Corporation Executive Minimum and Supplemental Retirement Plan (the "SERP") in accordance with the provisions of the SERP. Notwithstanding the foregoing, if your employment with AKS is involuntarily terminated by AKS without Cause in accordance with Section A(3)(a), or if at any time after a Change In Control you voluntarily terminate your employment with AKS (or any Affiliate, any successor of AKS, or any entity which as a result of the completion of the transactions causing a Change In Control becomes affiliated with AKS) for Good Reason in accordance with Section A(3)(d), or after a Change In Control in accordance with Section A(03)(e), within ten (10) days following the later of the effective date of the Release of Claims or your Date of Termination you will receive, in addition to any benefits you may be entitled to under Sections A(4)(a) and A(4)(b) above, a lump sum payment in an amount equal to the benefit you would be entitled to under the SERP determined as if (i) your Vesting Date (as defined under the SERP) had occurred prior to the Date of Termination (if it has not already occurred as of the Date of Termination) and (ii) you had attained age 60 prior to the Date of Termination (if you have not already attained age 60 as of the Date of Termination). The amount of any such additional benefit shall be calculated as of the Date of Termination in accordance with the benefit formula under the SERP (as if you had attained age 60, or your actual age if greater), and the payment of such benefit shall be in lieu of any payment under the SERP.

          (d) You shall not be required to mitigate the amount of any payment provided for


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               in this Section A(4) by seeking other employment or otherwise, nor shall the amount of any payment or benefits provided for in this Section A(4) be reduced by any compensation or benefits earned by you as the result of employment by another employer (except as expressly provided in Section A(4)(b)(iv) above) or by retirement benefits, or be offset against any amount claimed to be owed by you to AKS or any of its Affiliates or successors.

          (e) For purposes of calculating any amount due under this Agreement, the effect of any deferral of income shall be disregarded and all sums due shall be calculated as if no such deferral had been made.

5.   Certain Tax Matters

          (a) If any of the payments provided to you pursuant to Section A(4) hereof (the "Contract Payments") or any other portion of the Total Payments (as defined below) becomes subject at any time to the tax (the "Excise Tax") imposed by section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), AKS shall pay to you at the time specified in Section A(5)(b) below, an additional amount (the "Gross-Up Payment") such that the net amount retained by you, after deduction of the Excise Tax on any Contract Payments and/or other Total Payments, any federal and state and local income tax and Excise Tax upon the payment(s) provided for by this paragraph, and any interest, penalties or additions to tax payable by you with respect thereto, shall be equal to the present value of the Contract Payments and such other Total Payments. For purposes of determining whether any of the foregoing payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) any other payments or benefits received or to be received by you in connection with a Change In Control or the termination of your employment (whether such payments are Contract Payments or are payable pursuant to the terms of any other plan, arrangement or agreement with AKS, Holding or any of their respective Affiliates or successors, any person whose actions result in a Change In Control or any corporation which, as a result of the completion of the transactions causing a Change In Control, will become affiliated with AKS or Holding within the meaning of section 1504 of the Code (such other payments, together with the Contract Payments, the "Total Payments")) shall be treated as "parachute payments" within the meaning of section 28OG(b)(2) of the Code, and all "excess parachute payments" within the meaning of section 28OG(b)(1) shall be treated as subject to the Excise Tax, except to the extent that, in the opinion of tax counsel selected by AKS's independent auditors and acceptable to you ("Tax Counsel"), the Total Payments (in whole or in part) do not constitute parachute payments, or such excess parachute payments are otherwise not subject to the Excise Tax, (ii) the amount of the Total Payments that shall be treated as subject to the Excise



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               Tax shall be equal to the lesser of (1) the total amount of the
               Total Payments or (2) the amount of excess parachute payments within the meaning of sections 28OG(b)(1) (after applying clause
               (i) hereof), and (iii) the value of any noncash benefits or any deferred payment or benefit shall be determined by AKS' independent auditors in accordance with the principles of sections 28OG(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment(s), you shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals in the calendar year in which the Gross-Up Payment(s) is (are) to be made and state and local income taxes at the highest marginal rates of taxation applicable to individuals as are in effect in the state and locality of your residence in the calendar year in which the Gross-Up Payment(s) is (are) to be made, net of the maximum reduction in federal income taxes that could be obtained from deduction of such state and local taxes. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder, you shall repay to AKS at the time that the amount of such reductionin Excise Tax is finally determined the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal and state and local income tax imposed on the Gross-Up Payment being repaid by you if such repayment results in a federal and state and local income tax deduction), plus interest on the amount of such repayment at the applicable federal rate (as defined in section 1274(d) of the Code). In the event that the Excise Tax is determined to exceed the amount taken into account hereunder (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-up Payment), AKS shall make an additional gross-up payment in respect of such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined.

          (b) The Gross-up Payment(s) provided for in section A(5)(a) above shall be made within ten (10) days following the later of the effective date of the Release of Claims or the Date of Termination or, with respect to any portion of the Excise Tax not determined on or before the later of such dates to be due, upon the imposition of such portion of the Excise Tax; provided, however, that if the amounts of such payments cannot be finally determined on or before the later of such dates, AKS shall pay to you within ten (10) days of the later of such dates an estimate, as determined in good faith by AKS, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth day after the later of such dates. In the event that the amount of the estimated payments exceeds the amount subsequently finally determined to have been due, such excess shall constitute a loan by the


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               Corporation to you, payable on the tenth day after demand by the
               Corporation (together with interest at the rate provided in section 1274(b)(2)(B) of the Code).

          (c) In the event of any change in, or further interpretation of, sections 28OG or 4999 of the Code and the regulations promulgated thereunder, you shall be entitled, by written notice to AKS, to request an opinion of Tax Counsel regarding the application of such change to any of the foregoing, and AKS shall use its best efforts to cause such opinion to be rendered as promptly as practicable. All fees and expenses of Tax Counsel incurred in connection with this Agreement shall be borne by AKS.


6.   Definitions

     For purposes of this Agreement the following terms shall have the following meanings:

     (a) "Affiliate" of any specified person means (i) any other person which, directly or indirectly, is in control of, is controlled by or is under common control with such specified person or (ii) any other person who is a director or officer (1) of such specified person, (2) of any subsidiary of such specified person or (3) of any person described in clause (i) above. For purposes of this definition, control of a person means the power, direct or indirect, to direct or cause the direction of the management and policies of such person whether by contract or otherwise and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     (b) "Employment Benefits" means the employee benefit plans, policies, and practices of AKS (excluding any severance policies and practices other than this Agreement) that generally apply to other salaried employees or managers in accordance with the terms thereof as they may be amended from time to time. Your Employment Benefits may be modified from time to time after the date hereof without violation of this Agreement if the changes apply generally to other members of management of AKS.

     (c) "Change In Control" means the occurrence of any of the following events:

          (i) any "Person" (as such term is used in Sections 13(d) and 14(d) of Securities Exchange Act of 1934, as amended (the "Exchange Act"), is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than

               40% of the total voting power of the Voting Equity Interests of Holding; provided, however, that a Person shall not be deemed the "beneficial owner" of shares tendered pursuant to a tender or exchange offer made by that Person or any Affiliate of that Person until the tendered shares are accepted for purchase or exchange;

          (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by such Board, or whose nomination for election by the shareholders of Holding, as the case may be, was approved by a vote of 66-2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board then in office; or

         (iii) Holding fails to own 100% of the outstanding stock of AKS; provided, however, that it shall not be deemed a Change in Control if Holding merges into AKS except that, in such case, AKS shall be substituted for Holding for purposes of this definition of "Change in Control" and this clause (iii) shall no longer be applicable.

     (c) "Voting Equity Interests" of a corporation means all classes of stock then outstanding and normally entitled to vote in the election of directors or other governing body of such corporation.

7.   Benefits Upon Voluntary Termination or Termination for Cause

     Upon your Date of Termination for Cause in accordance with Section A(3)(b) or your Date of Termination without Good Reason in accordance with Section A(3)(c), you will not be entitled to benefits under Section A(4) of this Agreement, but you nevertheless shall be eligible for any benefits provided in accordance with the plans and practices of AKS which are applicable to employees generally.

8.   Benefits Based on Age and Service

     Notwithstanding any provision in this Agreement to the contrary, if your employment with AKS terminates for any reason under Section A(3) other than involuntary termination for Cause under Section A(3)(b); and if on your Date of Termination (i) you have attained at least age 50, (ii) you are a participant in the AK Steel Corporation Executive Minimum and Supplemental Retirement Plan ("SERP") and you are vested in your SERP benefit, (iii)the sum of your age and your years of service with AKS equals or exceeds 65, and (iv) you execute a Release of Claims (as defined in Section 4(b)); then the following provisions shall be applicable, effective as of the effective date of the Release of Claims:

     (a) If you are not otherwise eligible for retiree medical insurance coverage from AKS, AKS shall make available to you retiree medical insurance coverage, the benefits and duration of which shall at least be comparable to the benefits and duration of the retiree medical insurance coverage generally available to retired salaried employees of AKS; provided however, if at any time on or after your Date of Termination you are eligible to receive retiree medical insurance coverage based upon benefits available to you as a retiree of another employer, the obligations of AKS to continue to provide you with retiree medical insurance coverage under this Section A(8) shall be limited solely to those benefits necessary to assure that, together with the corresponding benefits provided to you under any other pan, you receive total benefits comparable to those to which you were entitled on the effective date of the Release of Claims. You must report to the Vice President, Human Resources of AKS your eligibility for another employer's retiree medical insurance coverage. Benefits provided under this Section A(8) may be modified from time to time after the date hereof without violation of this Agreement if the changes are consistent with changes that generally apply to the retiree medical coverage available to other salaried employees of AKS.

     (b) Notwithstanding any provisions to the contrary in the AK Steel Holding Corporation Stock Incentive Plan, the AK Steel Corporation Annual Management Incentive Plan, and AK Steel Corporation Long-Term Performance Plan, the AK Steel Corporation Executive Deferred Compensation Plan, and the AK Steel Corporation Supplemental Thrift Plan (collectively, the "Plans"), your termination of employment hereunder shall be considered your "retirement" solely for purposes of determining the amount of any benefits, and the method of payment of any benefits, under the Plans.

B.   Executive Responsibilities

     1.   Confidentiality

          (a) During your employment with AKS and subsequent to the termination of that employment for any reason, you will not disclose to any person or use for the benefit of yourself or any other person or entity any confidential or proprietary information of AKS without the prior written consent of the Vice President, Human Resources of AKS. Upon your termination of employment with the Company for any reason, you will immediately deliver to AKS any and all AKS information which you have in your possession or control, including but not limited to, information about AKS's practices, procedures, operations, trade secrets, customer lists, financial matters, or product marketing. You will deliver this information to AKS in whatever format in which you have it, including but not limited to paper, disk, hard drive, tape, electronic storage, Palm Pilot or other PDA, or CD-ROM. You will also deliver to AKS any and all AKS property, including but not limited to, company credit cards, property access keys and cards, planners, day books, customer lists, laboratory notebooks, cellular/digital phones, computers, software, and Palm Pilots (or other PDA).

          (b) You also agree that you remain bound by the Employee Invention and Confidential Information Agreement which you executed.

     2.   Covenant Not to Compete

          In exchange for AKS's agreement to provide you with the severance benefits opportunities set out in this Agreement (including the opportunity to receive six months of severance pay set out at Section A(4)(a) of the Agreement) and the compensation provided to you as an executive officer, you agree that, during your employment at AKS and for a period of one year following the termination of your employment with AKS for any reason, you agree not to be employed by, or serve as director of or consultant or advisor to, any business engaged directly or indirectly in the melting, hot rolling, cold rolling, or coating of carbon, electrical or stainless steel, or in the manufacturing of steel pipe and tubing products, or that is reasonably likely to engage in such business during the one-year period following the date when your employment with AKS terminates; provided however, if a Change In Control occurs, the foregoing restriction applicable to the one year period following your Date of Termination shall lapse and be null and void.

     3.   Non-Solicitation and Non-Disparagement

          (a) During your employment at AKS and for a period of five years following the termination of your employment with AKS for any reason, you agree that you will not solicit directly or cause or encourage another person or entity to solicit any employee of the Company or its subsidiaries or Affiliates for employment by any entity which is engaged directly or indirectly in the melting, hot rolling, cold rolling, or coating of carbon, electrical or stainless steel, or in the manufacturing of steel pipe and tubing products or that is reasonably likely to engage in such business during the one year period following your termination of employment.

          (b) You also agree that, during your employment with AKS and subsequent to the termination of that employment for any reason, you will not disparage the Company or its subsidiaries or its Affiliates, operations, products, employees, officers, or directors.

     4.   Conflicts of Interest

          You agree for so long as you are employed by AKS to avoid dealings and situations which would create a conflict of interest with AKS. In this regard, you agree to comply with the AKS policy regarding conflicts of interest. You further agree to immediately report to the Vice President, Human Resources of AKS any conflict or potential conflict of interest with AKS.

     5.   Injunctive Relief

          You recognize and acknowledge that your involvement in decision making processes which involve AKS's proprietary and confidential information and your access to confidential competitive information will be such that, in the event of a breach of the Confidentiality (Section B(1)) and Covenant Not to Compete (Section B(2)) provisions of this Agreement (hereafter referred to together as "Confidentiality and CNC Provisions"), monetary damages would be an insufficient remedy for AKS, and that AKS would be entitled to injunctive relief in the appropriate court to restrain the breach and otherwise enforce the Confidentiality and CNC Provisions without proof of actual damages.

C.   Time Limits for Bringing Claims; Arbitration of Claims

     1.   Time Within Which Severance Claims and Employment Claims Must be
          Brought

          Severance Claims must be filed within one (1) year from the Date of Termination. Employment Claims must be filed within one (1) year after the occurrence of the action or actions upon which the claim is based. You agree to waive any statute of limitations to the contrary.

     2.   Arbitration of Severance Claims and Employment Claims

          Severance Claims and Employment Claims shall be submitted to final and binding arbitration, subject to the Rules of Arbitration attached to this Agreement as Exhibit A. Employment Claims subject to arbitration include, but are not limited to, allegations of unlawful discrimination based on race, sex, religion, age, national origin, disability, and retaliation and any other claim of a violation of a right created or protected by local, state, or federal law.

          You and AKS agree that it is the intention of you and AKS to avoid litigation in court of Severance Claims and Employment Claims and you and AKS, therefore, specifically waive any right you or AKS would otherwise have to have Severance and Employment Claims decided by a judge or jury. You understand that this Agreement does not limit your right to file a charge with or to assist any administrative agency, including the Equal Employment Opportunity Commission and the National Labor Relations Board. However, you further agree that, should any person, organization, or other entity file, charge, claim, sue, or cause or permit to be filed any civil action, suit or legal proceeding involving those matters which you have agreed to submit to final and binding arbitration, you will not seek or accept any personal relief in any such proceeding.

          You and AKS agree that this agreement to arbitrate and the arbitration award are enforceable under and subject to the Federal Arbitration Act, 9 U.S.C. ` 1 et. seq. You and AKS consent that judgment upon the arbitration award may be entered in an appropriate court of competent jurisdiction located in Butler County, Ohio or in the United States District Court for the Southern District of Ohio.

D.   Miscellaneous

     1.   Term

          The Agreement is effective as of _______________, 20___ (the "Effective Date"). The term of this Agreement is five (5) years, except that the term of Sections B, C, D, and Exhibit A are indefinite. The Agreement shall be automatically renewed annually from and after the Effective Date, unless written notice of non-renewal is given by you or by AKS at least ninety (90) days prior to the expiration of the term, including any extension thereof.

     2.   Notice

          Notices required or permitted under this Agreement shall be in writing and shall be deemed to have been given when personally delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed to the intended recipient at its or his or her last known address. Notices to AKS shall be marked for the attention of the Vice President, Human Resources of AKS.

     3.   No Contract of Employment

          Nothing in this Agreement shall be construed as a contract or promise of continued employment with AKS, AKS's subsidiaries or Affiliates. As an "at-will" employee of AKS, your employment may be terminated by you or AKS at any time.

     4.   Modification; Waiver

          No provision of this Agreement may be waived, modified or discharged except pursuant to a written instrument signed by you and the Chairman of the Board or the Chief Executive Officer of AKS.

     5.   Successors; Binding Agreement

          (a) AKS and Holding will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of AKS to expressly assume and agree to perform this Agreement in the same manner and to the same extent that AKS would be required to perform it if no such succession had taken place.

          (b) This Agreement shall inure to the benefit of and be enforceable by you and your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder had you continuedto live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee, or, if there is no such devisee, legatee or designee, to your estate.

     6.   Counterparts

          This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     7.   Severability; Validity

          The provisions of the Agreement (including Exhibit A) are severable and the validity or unenforceability of any provision shall not effect the validity or enforceability of any other provision, with the following exception. If a court rules that Section C(2)'s provisions regarding the agreement to waive the right to have Severance Claims or Employment Claims decided by judge or jury are unenforceable, any and all rights created by Section C(2) of the Agreement and Exhibit A to the Agreement will be voided retroactively, and the proceeds of any arbitration award must be returned to the party from which they originated.

     8.   Choice of Law; Forum Selection

          This Agreement shall be governed by the laws of the United States and the laws of the State of Ohio, both as to interpretation and performance. Any action or other legal proceeding not subject to arbitration under this Agreement or any action or legal proceeding regarding the enforceability of this Agreement shall be brought exclusively in an appropriate court of competent jurisdiction located in Butler County, Ohio (if the action is brought in state court) or in the Southern District of Ohio (if such action is brought in federal court). Any action brought within such courts shall not be transferred or removed by you to any other state or federal court.

                                            Sincerely,


                                            AK STEEL HOLDING CORPORATION


Accepted and agreed to this ____ day
_______________, 20___.                     By:______________________________
                                               Richard M. Wardrop, Jr.



______________________________              AK STEEL CORPORATION

[NAME]
                                           By:_____________________________
                                               Richard M. Wardrop, Jr.

                                    EXHIBIT A
                              RULES FOR ARBITRATION

1. The arbitration hearing ("Hearing") will take place in Middletown, Ohio, unless the parties mutually agree to another location.

2. The arbitration process will be governed by the National Rules for the Resolution of Employment Disputes ("National Rules") of the American Arbitration Association ("AAA") except to the extent they are modified by the Executive Officer Severance Agreement ("Agreement") and this Exhibit A to the Agreement.

3. Either you or AKS may initiate the arbitration process by filing a written demand for monetary or non-monetary relief and notice of intent to arbitrate ("Notice") with any regional office of the AAA and paying the filing fee as set out in the National Rules. The Notice must be filed within the time limits established in Section C(1) of the Agreement. The date the Notice is considered "filed" for purposes of Section C(1) of the Agreement and this rule is the date the Notice is received in an AAA regional office.

4. You and AKS will share equally any AAA administrative fee other than the filing fee. The Company will pay all of the arbitrator's fees. You and AKS will bear your own litigation costs and expenses (including attorneys' fees), unless the arbitrator awards attorneys fees to a prevailing party in accordance with the law applicable to the matter in dispute.

5. You and AKS will agree upon an arbitrator selected from a panel of arbitrators chosen by and maintained at the headquarters office of the AAA in New York. Arbitrators on this panel will have the following three qualifications: (1) membership on the AAA's National Employment Dispute roster; (2) membership on AAA's labor-management roster; and (3) at least fifteen years experience as an arbitrator. After the filing of a written notice of intent to arbitrate, the AAA will send simultaneously to you and AKS an identical list of names of ten (10) persons chosen from the panel. You and AKS will have ten (10) days from the transmittal date in which to strike any names objected to, number the remaining names in order of preference, and return the list to the AAA. If no arbitrator is acceptable to both you and AKS or the person who has been approved on both lists and selected by the AAA cannot serve promptly, another list or lists will be sent out by the AAA in accordance with the above procedure until an arbitrator is agreed upon by you and AKS.

6. Any pre-hearing disputes will be presented to the arbitrator for expeditious, final and binding resolution.

7. You have had an opportunity to review the National Rules and will be given the opportunity to review these rules at any time.

8. The remedy and relief which may be granted by the arbitrator is that which the arbitrator deems just and equitable considering what would have been available to the parties had the matter been heard in court.

9. Discovery - Obtaining Information. You and AKS recognize that a primary benefit each derives from entering into the Agreement is that we avoid the delay and costs normally associated with litigation. Therefore, you and AKS agree that neither party will be entitled to conduct any discovery prior to the Hearing except that:

     (a) AKS will furnish you with copies of all non-privileged documents in your personnel file;

     (b) if you are pursuing a claim against AKS for discharge, you will furnish AKS with records of your earnings and benefits relating to your subsequent employment and all documents relating to your efforts to obtain subsequent employment;

     (c) AKS and you will exchange no later than seven days prior to the Hearing copies of all documents which either party intends to introduce as evidence at the Hearing and a list of witnesses either party intends to present to the Hearing;

     (d) you will be allowed (at your expense) to take the deposition of your immediate supervisor and the individual who made the decision which resulted in your claim (if that individual is not your immediate supervisor) for a period not to exceed two hours each, and AKS will be allowed (at its expense) to depose you for a period not to exceed two hours; and

     (e) either you or AKS may ask the arbitrator to grant additional discovery to the extent permitted by the National Rules if it is demonstrated that such discovery is necessary for a fair arbitration and no less expensive alternative for exchanging the information exists.

          Nothing herein will prevent either you or AKS from taking the deposition of any witness where: (a) the sole purpose for taking the deposition is to use the deposition in lieu of the witness testifying at the hearing; and (b) the witness is, in good faith, unavailable to testify in person at the hearing due to poor health, residency and employment more than 50 miles from the hearing site, conflicting travel plans or other comparable reason.

10. You and AKS will have the opportunity to submit to the arbitrator a post-hearing brief in support of your respective positions.

11. All aspects of the procedure under the Agreement, including the hearing, the record of the proceedings, and the arbitrator's decision are confidential and will not be open to the public, except (a) to the extent you and AKS agree otherwise in writing, (b) as may be appropriate in any subsequent proceedings between you and AKS, or (c) as may otherwise be appropriate in response to a governmental agency or legal process.